Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: July 23, 2024
Capital One Reports Second Quarter 2024 Net Income of $597 million, or $1.38 per share
Net of adjusting items, Second Quarter 2024 Net Income of $3.14 per share(1)
McLean, Va. (July 23, 2024) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2024 of $597 million, or $1.38 per diluted common share, compared with net income of $1.3 billion, or $3.13 per diluted common share in the first quarter of 2024, and with net income of $1.4 billion, or $3.52 per diluted common share in the second quarter of 2023. Adjusted net income(1) for the second quarter of 2024 was $3.14 per diluted common share.
"We posted strong second quarter results while continuing to lean into opportunities to grow and further strengthen our domestic card and national consumer banking franchises," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "And we’re “all in” and working hard to complete the Discover acquisition, which will create a consumer banking and global payments platform with the potential to enhance competition, deliver compelling financial results, and create significant value for merchants, small businesses, and consumers."
The quarter included the following adjusting items:

(Dollars in millions, except per share data)	Pre-Tax Impact	After-Tax Diluted EPS Impact
Allowance build for Walmart program agreement loss sharing termination	$826	$1.63
Walmart program agreement termination contra revenue impact	$27	$0.05
Discover integration expenses	$31	$0.06
FDIC special assessment	$8	$0.02

Capital One Second Quarter 2024 Earnings

All comparisons below are for the second quarter of 2024 compared with the first quarter of 2024 unless otherwise noted.
Second Quarter 2024 Income Statement Summary:
•Total net revenue increased 1 percent to $9.5 billion.
•Total non-interest expense decreased 4 percent to $4.9 billion:
◦5 percent increase in marketing.
◦6 percent decrease in operating expenses.
•Pre-provision earnings(2) increased 7 percent to $4.6 billion.
•Provision for credit losses increased $1.2 billion to $3.9 billion:
•Net charge-offs of $2.6 billion.
•$1.3 billion loan reserve build.
•Net interest margin of 6.70 percent, an increase of 1 basis point.
•Efficiency ratio of 52.03 percent.
◦Adjusted efficiency ratio(1) of 51.47 percent.
•Operating efficiency ratio of 40.84 percent.
◦Adjusted operating efficiency ratio(1) of 40.31 percent.
Second Quarter 2024 Balance Sheet Summary:
•Common equity Tier 1 capital ratio(3) under Basel III Standardized Approach of 13.2 percent at June 30, 2024.
•Period-end loans held for investment in the quarter increased $3.0 billion, or 1 percent, to $318.2 billion.
◦Credit Card period-end loans increased $3.3 billion, or 2 percent, to $153.9 billion.
•Domestic Card period-end loans increased $3.2 billion, or 2 percent, to $147.1 billion.
◦Consumer Banking period-end loans increased $564 million, or 1 percent, to $75.7 billion.
•Auto period-end loans increased $584 million, or 1 percent, to $74.4 billion.
◦Commercial Banking period-end loans decreased $833 million, or 1 percent, to $88.6 billion.
•Average loans held for investment in the quarter increased $274 million, or less than 1 percent, to $314.9 billion.
◦Credit Card average loans increased $822 million, or 1 percent, to $150.5 billion.
•Domestic Card average loans increased $857 million, or 1 percent, to $143.7 billion.
◦Consumer Banking average loans increased $294 million, or less than 1 percent, to $75.4 billion.
•Auto average loans increased $330 million, or less than 1% percent, to $74.1 billion.
◦Commercial Banking average loans decreased $842 million, or 1 percent, to $89.0 billion.
•Period-end total deposits increased $473 million, or less than 1 percent, to $351.4 billion, while average deposits increased $3.8 billion, or 1 percent, to $349.5 billion.
•Interest-bearing deposits rate paid increased 3 basis points to 3.56 percent.

Capital One Second Quarter 2024 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 23, 2024 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 6, 2024 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $351.4 billion in deposits and $480.0 billion in total assets as of June 30, 2024. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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(1)    This is a non-GAAP measure. We believe non-GAAP measures help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on July 23, 2024 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(2)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on Form 8-K on July 23, 2024 with the SEC, “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.
(3)    Regulatory capital metrics as of June 30, 2024 are preliminary and therefore subject to change.